AMERICAN  HOSPITAL  RESOURCES,  INC.
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May  8,  2003

Danny  Myers,  Rph.                         CONFIDENTIAL  DOCUMENT
                                            ----------------------
Robert  Lang,  Rph.
5315  Old  Highway  11,  Suite  #4
Hattiesburg,  MS  39402

Re:  Employment  Agreement

Dear  Messrs.  Myers  and  Lang:

Please allow this letter to serve as the Management Agreement ("Management Agreement") between American Hospital Resources, Inc. including any and/or all of its subsidiaries (collectively "AMHR") and Danny Myers and Robert Lang (collectively the "Managers") to provide senior management services ("Management Services") to and/or on behalf of AMHR. The following represents the terms and conditions upon which such Management Services shall be performed:

SERVICES TO BE PERFORMED: The Managers shall personally supervise and co-manage with each other the day-to-day pharmacy business affairs of Rx Solutions, Inc., a wholly owned subsidiary of AMHR. In addition, Managers shall assist AMHR with locating additional pharmacy outsourcing businesses for future acquisition. All such pharmacy management and outsourcing services shall be performed exclusively on behalf of or for the benefit of AMHR. Provision of any such pharmacy outsourcing development services to any other person or entity without the express written consent of AMHR will be cause for immediate termination of this Management Agreement.

TERM OF MANAGEMENT AGREEMENT: Unless otherwise extended in writing, the term ("Term") of this Management Agreement shall be for a period of three (3) years.

COMMENCEMENT  OF  MANAGEMENT  SERVICES:  May  1,  2003.

COMPENSATION: Payment to each Manager shall be a monthly salary equal to Eight Thousand Five Hundred Dollars ($8,500) per month for the Term of the Management Agreement payable in semi-monthly installments to each Manager of Four Thousand Two Hundred Fifty Dollars ($4,250). The first such semi-monthly payment is to be paid to each Manager on May 15, 2003 and shall continue to be payable on the 1st and 15th day of each month of the Term thereafter.

BENEFITS: Managers and their respective families shall be provided with group health insurance consistent with that currently being provided by Rx Solutions, Inc. Managers shall each be entitled to two weeks of paid vacation each year and one week of sick leave. Managers will be enrolled in any Company sponsored 401k program so long as such 401k program has been previously adopted by resolution from the Board of Directors of the Company.

RX SOLUTIONS ACQUISITION: As a condition to commencement of the Management Agreement, AMHR shall acquire Rx Solutions, Inc. pursuant to that Stock Purchase Agreement between Rx Solutions, Inc. and AMHR executed May 8, 2003 and effective May 1, 2003. If such Rx Solutions, Inc. acquisition is not completed and/or the
                                                                      ------
$300,000 Short-term Note is not paid within its 90-day Term for any reason whatsoever this Management Agreement will be null and void and no longer binding on AMHR or Managers.

GOVERNANCE: The laws of Mississippi shall govern this Management Agreement. Any disputes shall be submitted to binding arbitration in Jackson, Mississippi, with the prevailing party entitled to collect all reasonable legal costs.

GROWTH BONUS: AMHR shall further compensate ("Growth Bonus") Managers for their direct assistance in securing additional pharmacy outsourcing contracts ("New Pharmacy Contracts") for AMHR that are entered into by AMHR (or its subsidiaries) during the one year period commencing May 1, 2003 and ending April 30, 2004 ("Bonus Period"). AMHR shall have the sole and absolute right to accept or reject any such new pharmacy outsourcing contracts as presented by Managers.

CALCULATION OF GROWTH BONUS: Such Growth Bonus shall be equal to the amount resulting from the multiplication of the annual EBITDA for each such New Pharmacy Contracts by three (3). It is agreed herein that the annual EBITDA for all such New Pharmacy Contracts generated by Managers shall be equal to ten percent (10%) of the net revenue billed by AMHR during the Bonus Period for such New Pharmacy Contracts.

PAYMENT OF GROWTH BONUS: The Growth Bonus shall be calculated and paid to Managers on or before May 31, 2004.

METHOD OF PAYMENT: Such Growth Bonus shall be paid twenty-five percent (25%) in cash, thirty-five percent (35%) in a 7% 5-year note ("Bonus Note") and forty percent (40%) in AMHR Series "B" 6% Convertible Preferred Stock. The Bonus Note shall have the identical terms and conditions of the notes issued by AMHR to the Shareholders of Rx Solutions, Inc. All AMHR Series "B" Preferred Stock shall be issued subject to Rule 144.

FINDER'S FEE: During the Term, Managers shall receive an all-cash finder's fee equal to two percent (2%) of the purchase price of any existing long-term pharmacy outsourcing business referred to AMHR by Managers that is subsequently acquired by AMHR.

AMHR and Managers herein agree where necessary to re-structure this Management Agreement if any of its terms or conditions is found to be either unenforceable or creates significant adverse tax consequence for any party hereto.

Very  truly  yours,
AMERICAN  HOSPITAL  RESOURCES,  INC.


/s/Christopher  A.  Wheeler
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Christopher  A.  Wheeler
Chief  Executive  Officer

AGREED  AND  ACCEPTED:
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/s/Danny  Myers,  Rph.                    May  8,  2003
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Danny  Myers

/s/Robert  Lang,  Rph.                    May  8,  2003
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Robert  Lang